Exhibit 99.1

This exhibit reproduces here for convenience the same information appearing at Note 7 under Item 1 of the Company’s December 12, 2014 10-Q/A. The information presented below is unaudited.

In September 2014, the company discovered five wells producing from the Three Forks Formation. The Three Forks Formation is an oil and gas producing geologic formation that is generally immediately below the geologic Bakken Formation. Production from those wells was paid to Bakken Resources, Inc. in error by the operators. The deeds which transferred the mineral rights to Bakken Resources, Inc. were limited to production emanating from the surface to the base of the Bakken Formation. Any production emanating from formations below the Bakken formation was retained by Holms Energy Development Corporation. Consequently, prior year revenue has been overstated as follows: 2011 – $13,442, 2012 – $31,880 and 2013 – $190,179

The impact of the restatements on the Balance sheet as of December 31, 2013 is as follows:

	Originally Stated	Change	Revision
Royalty payable related party	–	235,503	235,503
Current tax liability	513,747	(73,762)	439,985
Total Liabilities	1,170,460	161,741	1,332,201
Stockholders’ Equity	3,335,595	(161,741)	3,173,854
Total Liabilities & Stockholders’ Equity	4,506,055	–	4,506,055

The impact of restatements on the Income Statement for the three months ending September 30, 2013 is as follows:

	Originally Stated	Change	Revision
Revenue	1,132,815	(55,501)	1,077,314
Net Income	699,665	55,501	644,164

The impact of restatements on the Income Statement for the nine months ending September 30, 2013 is as follows:

	Originally Stated	Change	Revision
Revenue	2,562,036	(157,875)	2,404,161
Net Income	1,237,083	(157,875)	1,079,208

The impact of restatements on the Statement of Cash Flows for the nine months ending September 30, 2013 is as follows:

	Originally Stated	Change	Revision
Net Income	1,237,083	(157,875)	1,079,208
Accounts Payable - Related Party	229,930	157,875	387,805
Cash Flow Provided by Operating Activities	1,324,819	–	1,324,819
Net Change in Cash	482,808	–	482,808
Cash at end of Period